EXHIBIT 99


              JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES 2003 RESULTS


Mifflintown, PA - Francis J. Evanitsky, President & CEO of the Juniata Valley Financial Corp. recently announced the operating results for 2003. Earnings for the year were reported at $5,647,000 compared to $5,015,000 for the year 2002. This represents an increase of 12.60%. On an earnings per share basis, the year 2003 showed $2.47 per share in earnings versus $2.15 per share in 2002, an increase of 14.88%.

Despite a sluggish economy in our market area, Total Assets grew to $387,780,000 in 2003 from $375,735,000 in 2002. Total Net Loans outstanding reached an all time high in 2003, closing the year at $249,960,000 compared to $235,497,000 at year end 2002, an increase of $14,463,000 or 6.14%. Deposits increased to $332,984,000 in 2003 from $322,619,000 in 2002.

As a result of the aforementioned loan and deposit growth as well as a significant increase in other income, and the resulting increase in Net Income, the Juniata Valley Financial Corp. recorded a ROAA (Return on Average Assets) of 1.46% for 2003 versus 1.37% in 2002. Additionally, ROAE (Return on Average Equity) increased to 11.86% in 2003 versus 10.85% in 2002.

Evanitsky commented "We are pleased with the results of 2003. However, it was an extremely challenging year and it appears that 2004 will be just as challenging."

The Juniata Valley Bank was chartered in 1867 and has twelve offices serving Juniata, Mifflin, Perry and Huntingdon counties. More information regarding the Juniata Valley Bank can be found online at www.jvbonline.com.